Franklin International Trust
777 Mariners Island Boulevard
San Mateo, CA 94404

Ladies and Gentlemen:

      This Subscription Agreement relates to Franklin International Trust (the "Trust") and its authorized Series, Franklin Pacific Growth Fund (the "Pacific Fund") and Franklin International Equity Fund (the "International Fund").

      The undersigned hereby subscribes to purchase 100,000 shares of beneficial interest in the Pacific Fund, at $10 per share (5,000 shares of which shall be designated "Special Shares" for the purposes of Paragraph 5 below), for an initial investment of $1,000,00 in the Pacific Fund. The undersigned further subscribes to purchase 100,000 shares of beneficial interest in the International Fund at $10 per share (5,000 of which shall be designated "Special Shares" for the purposes of Paragraph 5 below), for an initial investment of $1,000,000 in the International Fund. The shares of beneficial interest of each Fund subscribed to herein are collectively referred to as the "Shares".

      With respect to the Shares, the undersigned hereby represents that:

      1. There is no present reason to anticipate any change in circumstances or any other occasion or event which would cause the undersigned to sell or redeem the Shares shortly after the purchase thereof.

      2. There are no agreements or arrangements between the undersigned and the Trust, or any of its officers, trustees, employees or the investment manager or adviser of the Trust, or any affiliated persons thereof with respect to the resale, future distribution or redemption of the Shares.

      3. The sale of the Shares will only be made by redemption to a Fund and not by a transfer to any third party without the consent of the Trust.

      4. The undersigned is aware that in issuing and selling these Shares, each Fund and the Trust is relying upon the aforementioned representations.

      5. The undersigned is fully aware that the organization expenses of the Trust, including the costs and expenses of registration of the Trust's shares of beneficial interest, are being charged to the operation of the Funds over a period of five years, and that in the event the undersigned redeems any portion of the Special Shares prior to the end of said amortization period, the undersigned will reimburse the applicable Fund for the pro rata share of the unamortized organization expenses (by a reduction of the redemption proceeds) in the same proportion as the number of special shares being redeemed bears to the total number of remaining Special Shares by the undersigned hereunder.

                                    FRANKLIN RESOURCES, INC.


Dated: September 10, 1991           By: /s/ Rupert H. Johnson, Jr.
                                    Rupert H. Johnson, Jr.
                                    Title: Executive Vice President